FOR IMMEDIATE RELEASE:

Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising (561) 682-4195	Seth Grossman, E.V.P. and Chief Strategic Officer (561) 659-4122 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS REPORTS
THIRD QUARTER 2004 FINANCIAL RESULTS

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 87% of U.S. households (approximately 95 million homes), yesterday reported its financial results for the quarter ended September 30, 2004.

Financial Highlights:

•	Net revenues for the third quarter of 2004 increased 2.6% to $65.9 million, compared to $64.2 million for the third quarter of 2003. This increase was primarily due to increased revenues from long form paid programming.

• The Company’s EBITDA (as defined later in this press release) for the third quarter of 2004 increased $2.2 million to $15.1 million, compared to $12.9 million for the third quarter of 2003. This increase was primarily due to a reduction of $3.0 million in music license fees resulting from the conclusion of a dispute and the commencement of a new agreement with a music license organization during the third quarter of 2004.

• The Company’s free cash flow (as defined later in this press release) decreased to negative $12.1 million for the three months ended September 30, 2004, compared to free cash flow of negative $11.5 million for the three months ended September 30, 2003. This decrease was primarily due to increased program rights payments.

Paxson’s Chairman and Chief Executive Officer, Lowell “Bud” Paxson, commented, “We continue to generate stable revenues and EBITDA and are looking to improve our top-line with our new programs that are targeted to a viewing audience that is more appealing to advertisers. In the meantime, we continue to operate as efficiently as possible, while working through alternatives with our advisors, Bear Stearns and Citigroup, toward unlocking the value of our national distribution platform.”

Commenting on the outlook for the fourth quarter of 2004, Paxson’s Chief Financial Officer, Richard Garcia, added, “We continue to focus on controlling our costs and preserving our liquidity. We ended the third quarter with $89.9 million of cash on hand. We currently expect our revenues for the fourth quarter of 2004 to increase low to mid single digits compared to the fourth quarter of 2003. Our fourth quarter EBITDA is estimated to be in the $10 million to $12 million range.”

Gross revenues (defined as net revenues plus agency commissions) for the three months ended September 30, 2004 increased 1.8% to $76.4 million, compared to gross revenues of $75.0 million for the three months ended September 30, 2003. Net revenues for the three months ended September 30, 2004 increased 2.6% to $65.9 million, compared to net revenues of $64.2 million for the three months ended September 30, 2003. Gross revenues for the nine months ended September 30, 2004 increased 3.1% to $241.9 million compared to gross revenues of $234.6 million for the nine months ended September 30, 2003. Net revenues for the nine months ended September 30, 2004 increased 3.2% to $207.0 million, compared to net revenues of $200.7 million for the nine months ended September 30, 2003. Revenue increases for both the three and nine months ended September 30, 2004 were primarily due to increased revenues from long form paid programming.

The Company’s EBITDA for the three months ended September 30, 2004 increased by $2.2 million to $15.1 million, compared to EBITDA of $12.9 million for the three months ended September 30, 2003. The Company’s EBITDA increase for the three months ended September 30, 2004 was primarily due to a reduction of $3.0 million in music license fees resulting from the conclusion of a dispute and the commencement of a new agreement with a music license organization during the third quarter of 2004.

The Company’s EBITDA for the nine months ended September 30, 2004 was $38.7 million, compared to EBITDA of $45.3 million for the nine months ended September 30, 2003. The Company’s EBITDA decrease for the nine months ended September 30, 2004 was primarily due to increased personnel costs, increased promotional expenses and increased legal fees arising from litigation with the Company’s former insurance carrier over World Trade Center property and business interruption coverage matters, as well as an increase in programming amortization expense of $2.7 million in the first quarter of 2004 related to the Company’s decision to shorten the expected useful life of its original program Just Cause. In addition, during the nine months ended September 30, 2003, the Company benefited from legal settlements of $2.2 million and a reduction in its bad debt reserve of $1.5 million related to the decrease in receivables that resulted from the Company’s shift in 2003 to more prepaid long form advertising.

The Company believes that net loss attributable to common stockholders is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. The Company’s net loss attributable to common stockholders was $58.0 million, or $0.85 per share, for the three months ended September 30, 2004, compared to a net loss attributable to common stockholders of $54.0 million, or $0.80 per share, for the three months ended September 30, 2003. The Company’s net loss attributable to common stockholders for the three months ended September 30, 2004 includes the $3.0 million reduction in music license fees described above which was offset by a $4.6 million adjustment of programming to net realizable value, as well as increased dividends on preferred stock resulting from compounding dividends and from the adjustment of the rate at which dividends accrue on the Company’s Series B preferred stock including costs associated with the determination of the rate adjustment.

The Company’s net loss attributable to common stockholders was $167.0 million or $2.46 per share for the nine months ended September 30, 2004, compared to a net loss of $94.5 million or $1.40 per share for the nine months ended September 30, 2003. The increase in the Company’s net loss attributable to common stockholders for the nine months ended September 30, 2004 resulted from an adjustment of programming to net realizable value and the increased dividends, both described above, as well as gains on sales of broadcast assets of $56.3 million recognized in 2003. Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles EBITDA with the Company’s net loss attributable to common stockholders as derived from the Company’s financial statements.

The Company believes that cash flow from operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to free cash flow. The Company’s cash flow from operating activities was negative $7.9 million for the three months ended September 30, 2004, compared to negative $6.3 million for the three months ended September 30, 2003. The Company’s cash flow from operating activities was negative $25.2 million for the nine months ended September 30, 2004, compared to positive $13.1 million for the nine months ended September 30, 2003.

The Company’s free cash flow decreased to negative $12.1 million for the three months ended September 30, 2004, compared to free cash flow of negative $11.5 million for the three months ended September 30, 2003. This decrease was primarily due to increased program rights payments. The Company’s free cash flow was negative $37.5 million for the nine months ended September 30, 2004, compared to free cash flow of negative $3.3 million for the nine months ended September 30, 2003. The decrease in free cash flow for the first nine months of 2004 compared to the nine months ended September 30, 2003 was due primarily to programming rights payments made under the letter of credit arrangements that relate to original programming that premiered throughout the 2003/2004 broadcast season and decreased EBITDA. Included in this press release is a table set forth below under “Reconciliation of Non-GAAP Measures” that reconciles free cash flow with the Company’s cash flow from operating activities as derived from the Company’s financial statements.

Balance Sheet Analysis:

The Company’s cash and short-term investments decreased by $21.9 million during the third quarter to $89.9 million as of September 30, 2004. The Company’s total debt increased $12.6 million during the third quarter to $991.4 million as of September 30, 2004. The increase in total debt for the quarter resulted primarily from accretion on the Company’s 121/4% senior subordinated discount notes.

Other Financial Data:
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

EBITDA (a).	$15,075	$12,913	$38,716	$45,315

Operating income (loss).	$(2,367)	$(2,604)	$(2,019)	$51,019

Net loss attributable to common stockholders.	$(58,034)	$(54,024)	$(167,041)	$(94,484)

Program rights payments and deposits.	$15,717	$6,759	$60,614	$27,234

Payments for cable distribution rights.	$111	$1,313	$111	$2,813

Capital expenditures.	$4,214	$5,200	$12,279	$16,374

Free cash flow (b).	$(12,137)	$(11,465)	$(37,456)	$(3,321)

Cash flows (used in) provided by operating activities	$(7,923)	$(6,265)	$(25,177)	$13,053

Cash flows (used in) provided by investing activities	$(13,308)	$(7,111)	$(6,320)	$76,384

Cash flows provided by (used in) financing activities	$320	$(12,897)	$18,307	$(17,099)

(a) “EBITDA” as defined by the Company is operating income (loss) plus depreciation, amortization, reserve for state taxes, stock-based compensation, programming net realizable value adjustments, restructuring charges (credits) and time brokerage and affiliation fees, minus gain (loss) on sale or disposal of broadcast and other assets. EBITDA does not purport to represent net loss attributable to common stockholders as reported in the Company’s consolidated statements of operations or cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating the Company’s operating performance. In addition, the Company has consistently provided this measurement in previous earnings releases and believes it is important to provide investors and other interested persons with a consistent basis for comparison between fiscal periods. In evaluating EBITDA, investors should consider various factors including its relationship to the Company’s reported operating income (loss), net loss attributable to common stockholders and cash flows from operating activities. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and such comparisons could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of the Company’s cash flows from operations and therefore does not represent funds available for the Company’s discretionary use.

(b) “Free cash flow” is defined as cash flows provided by (used in) operating activities minus capital expenditures. Free cash flow does not purport to represent cash provided by (used in) operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of free cash flow is relevant and useful because free cash flow measures cash generated by (or used in) operating activities net of funds required for capital reinvestment and is a measurement industry analysts utilize when evaluating the Company’s operating performance.

Reconciliation of Non-GAAP Measures
EBITDA is not a performance measure in accordance with GAAP and the use of EBITDA is not intended to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between EBITDA (a non-GAAP financial measure) and net loss attributable to common stockholders (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to EBITDA):
(in thousands)

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2004 2003			2004 2003

	(Unaudited)			(Unaudited)
Net loss attributable to common stockholders	$(58,034)		$(54,024)	$(167,041)	$(94,484)
Add: Interest expense	23,699		24,454	69,329	69,147
Add: Depreciation and amortization	10,527		10,018	32,224	31,928
Add: Dividends and accretion on redeemable and convertible preferred stock Stock	14,291		11,401	37,464	58,631
Add: Loss on extinguishment of debt	-	—		6,286	—
Add: Adjustment of programming to net realizable value Realizable Value	4,645	—		4,645	1,066
Add: Stock-based compensation	1,239		1,223	5,994	9,734
Add: Time brokerage and affiliation fees	1,119		1,100	3,321	3,302
Add: Income taxes	3,293		3,619	11,609	8,922
Add: Dividends on mandatorily redeemable preferred stock	15,401		13,420	44,666	13,420
Add: Reserve for state taxes	(41)		2,915	556	2,915
Less: Interest income	(646)		(900)	(2,120)	(2,573)
Less: Other income, net	(1)		(49)	(1)	(312)
Less: Restructuring (credits) charges	(5)		18	(5)	29
Less: (Gain) loss on sale or disposal of broadcast and other assets, net	(42)		243	(6,000)	(54,678)
Less: Gain on modification of program rights obligations	(370)		(525)	(1,111)	(1,732)
Less: Insurance recoveries	-	—		(1,100)	—

EBITDA	$15,075		$12,913	$38,716	$45,315

The Company is unable to estimate its net loss attributable to common stockholders for the fourth quarter of 2004 because information relating to the timing and amount of adjustments of programming to net realizable value and other income and expense is not accessible on a forward-looking basis, and the probable significance of this information is therefore not determinable. (The Company can, however, estimate the following items for the fourth quarter of 2004: interest expense, which is expected to be approximately $25 million; dividends on mandatorily redeemable preferred stock, which are expected to be approximately $16 million; depreciation and amortization, which is expected to be approximately $10 million; dividends and accretion on redeemable and convertible preferred stock, which are expected to be approximately $20 million; stock based compensation, which is expected to be approximately $1 million; income taxes, which are expected to be approximately $3 million; time brokerage and affiliation fees, which are expected to be approximately $1 million; and interest income, which is expected to be approximately $0.6 million.) These estimates reflect the Company’s fourth quarter 2003 adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

Free cash flow is not a performance measure in accordance with GAAP and the use of free cash flow is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between free cash flow (a non-GAAP financial measure) and cash flows provided by (used in) operating activities (the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to free cash flow):
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Cash flows (used in) provided by operating activities	$(7,923)	$(6,265)	$(25,177)	$13,053
Less: capital expenditures......	(4,214)	(5,200)	(12,279)	(16,374)

Free cash flow...........................	$(12,137)	$(11,465)	$(37,456)	$(3,321)

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

Actual results may differ materially from those predicted in the Company’s forward-looking statements. Whether actual results, events and developments will conform with the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause actual results to differ from those contemplated by the Company’s forward-looking statements are the risk that the Company may not be able to successfully develop its television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations; the restrictions on the Company’s ability to pursue strategic alternatives arising under the Company’s agreements with National Broadcasting Company, Inc.; the Company’s high level of indebtedness and redeemable preferred stock and significant debt service and preferred stock dividend requirements; the effects of government regulations and changes in the laws affecting the Company’s business; industry and economic conditions; and the other risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referred to in this release will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its fourth quarter 2004 financial performance. The Company expressly disclaims any current intention to update its estimates.

Paxson Conference Call:

The senior management of Paxson will hold a conference call to discuss the Company’s third quarter 2004 results on Wednesday, November 10, 2004 at 5:30 p.m. EST. To access the teleconference, please dial 800-565-8107 (U.S.), 703-464-5617 (Int’l), passcode “Paxson”, ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.pax.tv/investors. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, November 12, 2004, after which time the information in the webcast, including the Company’s estimates of fourth quarter 2004 financial performance, should not be relied upon. The replay can be accessed by dialing 866-219-1444 (U.S.) or 703-925-2474 (Int’l), passcode “581887.” The webcast will also be archived on the Company’s website for twelve months following the conference call.

About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate for the 2004-2005 broadcast season features three unscripted series, “Cold Turkey,” “Model Citizens” and “Second Verdict;” a new scripted drama, “Young Blades”; two entertaining variety programs, “America’s Most Talented Kids” and “World Cup Comedy,” executive produced by Kelsey Grammer; and two fast-paced game shows, “On the Cover” and “Balderdash.” Returning series include all-new episodes of PAX’s top-rated dramas, “Doc” and “Sue Thomas: F.B.Eye.” For more information, visit PAX TV’s website at www.pax.tv.

PAXSON COMMUNICATIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
NET REVENUES (net of agency commissions of $10,505, $10,833, $34,869 and $33,921, respectively).........................	$65,872	$64,195	$207,043	$200,657

EXPENSES:
Programming and broadcast operations	11,111	13,158	38,572	38,832
Program rights amortization	12,190	11,359	38,723	35,856
Selling, general and administrative	27,496	26,765	91,032	80,654
Time brokerage and affiliation fees	1,119	1,100	3,321	3,302
Stock-based compensation	1,239	1,223	5,994	9,734
Adjustment of programming to net realizable value	4,645	—	4,645	1,066
Restructuring (credits) charges...............	(5)	18	(5)	29
Reserve for state taxes...............	(41)	2,915	556	2,915
Depreciation and amortization	10,527	10,018	32,224	31,928

Total operating expenses	68,281	66,556	215,062	204,316
Gain (loss) on sale or disposal of broadcast and other assets, net	42	(243)	6,000	54,678

Operating (loss) income ...............	(2,367)	(2,604)	(2,019)	51,019

OTHER INCOME (EXPENSE):
Interest expense...........................	(23,699)	(24,454)	(69,329)	(69,147)
Dividends on mandatorily redeemable preferred stock	(15,401)	(13,420)	(44,666)	(13,420)
Interest income..................	646	900	2,120	2,573
Other income, net......	1	49	1	312
Gain on modification of program rights obligations.	370	525	1,111	1,732
Insurance recoveries...............	—	—	1,100	—
Loss on extinguishment of debt	—	—	(6,286)	—

Loss income before income taxes.................................	(40,450)	(39,004)	(117,968)	(26,931)
Income tax provision.........	(3,293)	(3,619)	(11,609)	(8,922)

Net loss............................................................	(43,743)	(42,623)	(129,577)	(35,853)
Dividends and accretion on redeemable and convertible preferred stock.....................	(14,291)	(11,401)	(37,464)	(58,631)

Net loss attributable to common stockholders	$(58,034)	$(54,024)	$(167,041)	$(94,484)

Basic and diluted loss per common share	$(0.85)	$(0.80)	$(2.46)	$(1.40)

Weighted average shares outstanding	68,372,183	67,752,309	68,017,200	67,406,838